Exhibit 99

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase To Redeem All $900 Million Of Its

5.45% Non-Cumulative Preferred Stock, Series P

Represented By Depositary Shares

New York, November 1, 2019 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) has announced that it will redeem on December 1, 2019 all of the 90,000 outstanding shares of its 5.45% Non-Cumulative Preferred Stock, Series P (“Series P Preferred Stock”). The shares of Series P Preferred Stock are represented by 36,000,000 depositary shares which are currently traded on the New York Stock Exchange under the symbol JPM PR A (CUSIP 46637G124). Each depositary share represents a 1/400th interest in a share of Series P Preferred Stock. The redemption price per share for the Series P Preferred Stock will be $10,000 (equivalent to $25.00 per depositary share).

Payment of the redemption price will be made on December 2, 2019, the first business day after the redemption date of December 1, 2019, upon presentation and surrender of the depositary receipts evidencing the depositary shares to be redeemed to Computershare Inc., as Depositary, at 150 Royall Street, Canton, Massachusetts 02021. Depositary shares held in book-entry form shall be surrendered in accordance with applicable procedures of The Depository Trust Company.

December 1, 2019 is also the final dividend payment date for the Series P Preferred Stock and the depositary shares. The record date for that dividend is November 1, 2019. Payment of the final dividend will be made on December 2, 2019, the first business day after the dividend payment date of December 1, 2019.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.8 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact: Jason Scott 212-270-2479	Media Contact: Joseph Evangelisti 212-270-7438